Exhibit 99.1

Ignyta Announces First Quarter 2017

Company Highlights and Financial Results

May 1, 2017, 4:00 PM Eastern Time

SAN DIEGO—(BUSINESS WIRE)—Ignyta, Inc. (Nasdaq: RXDX), a biotechnology company focused on precision medicine in oncology, today announced company highlights and financial results for the first quarter ended March 31, 2017. The company is issuing this press release in lieu of conducting a conference call.

“We are excited by the continued advancement of our pipeline of precision medicine therapies for the benefit of patients with cancer, including the progress of STARTRK-2, the registration-enabling Phase 2 clinical trial of our lead product candidate, entrectinib, our novel, investigational, orally available, CNS-active tyrosine kinase inhibitor targeting tumors that harbor TRK, ROS1, or ALK fusions,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta.

Company Highlights

Updated Progress Towards Entrectinib Dual TRK and ROS1 NDA Submissions

In April 2016, we announced a comprehensive program update on entrectinib and the STARTRK-2 trial. As of that update:

•	Entrectinib program is more than 85% enrolled to goal for the primary efficacy analysis to potentially support a TRK tissue agnostic NDA submission

•	More than 50 patients with ROS1 fusion-positive NSCLC were enrolled; interim data from 32 of these patients as assessed by investigator demonstrated 75% (24 of 32) confirmed RECIST ORR and 17.2 months DOR

•	Entrectinib demonstrated a confirmed RECIST ORR of 64% (7 of 11) in ROS1 NSCLC patients with CNS metastases

The program is tracking towards dual NDA submissions in TRK and ROS1 in 2018 if supported by clinical data, with anticipated US commercial launch in both indications in 2019.

Multiple Entrectinib Peer-Reviewed Publications

In March 2017, a case report on the successful treatment with entrectinib of a clinical trial patient with a primary brain tumor harboring an NTRK1 fusion was published in the peer-reviewed journal, Precision Oncology. The genomic analysis study, led by researchers at Massachusetts General Hospital, reported three NTRK fusions out of 26 tumors evaluated, and reported that in a patient with a BCAN-NTRK1 fusion, clinical trial treatment with entrectinib resulted in a 60 percent regression in tumor size and a resolution of clinical symptoms that was maintained for 11 months on treatment.

In February 2017, updated results from two Phase 1 trials of entrectinib were published in the peer-reviewed journal, Cancer Discovery. We believe this is the largest published safety experience of any TRK inhibitor in clinical development. Highlights of that publication included:

•	Findings that entrectinib continues to be well tolerated

•	As of September 2016 data cutoff, RECIST responses were noted in 3 of 3 patients with TRK-positive extracranial solid tumors, with the longest ongoing TRK responder on therapy for 17 months; and RECIST responses in 12 of 14 patients with ROS1-positive solid tumors, with the longest ongoing ROS1 responder on therapy for 32 months

•	RECIST responses were noted in 63% of patients (5 out of 8) with TRK, ROS1, or ALK fusions, and primary or metastatic disease involving the brain

Amendment of Lilly Agreement

In March 2017, the company announced that it was exploring strategic options for taladegib – an orally bioavailable small molecule hedgehog/smoothened inhibitor – and had entered into an amended and restated license, development and commercialization agreement with Eli Lilly and Company for the taladegib oncology program.

First Quarter 2017 Financial Results

For the first quarter of 2017, net loss was $40.2 million, or $0.96 per share, compared with $25.5 million, or $0.79 per share, for the first quarter of 2016. The vast majority of the increase was due to $12.8 million ($9.8 million of which was non-cash) recorded in 2017 in connection with the amendment of the Lilly license. This amount represents the remaining $12.0 million of timing-based milestones owed over the subsequent three calendar years, discounted back to today’s cash value, and booked as a largely non-cash expense.

Ignyta did not record any revenue for the first quarter of 2017, or for the first quarter of 2016.

Research and development expenses for the first quarter of 2017 were $34.0 million, compared with $19.8 million for the first quarter of 2016. This increase was due to the $12.8 million charge recorded in 2017 in connection with the Lilly license amendment and

Increased facilities costs of $1.2 million due to the expansion of our leased facilities space. We also incurred additional stock compensation costs of $0.2 million due to the increase in the number of outstanding stock options.

General and administrative expenses were $5.6 million for first quarter of 2017, compared with $5.2 million for first quarter of 2016. The increase in general and administrative expenses was primarily attributable to an increase in our facilities costs.

At March 31, 2017, the company had cash, cash equivalents and available-for-sale securities totaling $108.0 million and current and long-term debt of $32.0 million. At December 31, 2016, the company had cash, cash equivalents and available-for-sale securities totaling $133.0 million and current and long-term debt of $32.0 million. Excluding a $3.0 million milestone payment related to the Lilly license, cash burn in the quarter was $22.0 million.

About Ignyta, Inc.

Blazing a New Future for Patients with CancerTM

At Ignyta, we work tirelessly on behalf of patients with cancer to offer potentially life-saving, precisely targeted therapeutics (Rx) guided by companion diagnostic (Dx) tests. Our integrated Rx/Dx strategy allows us to enter uncharted territory, illuminating the molecular drivers of cancer and quickly advancing treatments to address them. This approach embraces even those patients with the rarest cancers, who have the highest unmet need and who may otherwise not have access to effective treatment options. With our pipeline of potentially first-in-class or best-in-class precision medicines, we are pursuing the ultimate goal of not just shrinking tumors, but eradicating cancer relapse and recurrence in precisely defined patient populations.

For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements about Ignyta as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the development of entrectinib and Ignyta’s product candidates, Ignyta’s ability to quickly advance potential treatments, the potential advantages and first-in-class or best-in-class nature of these drug programs and the potential for Ignyta to establish a leadership position in oncology personalized medicine and provide benefit to cancer patients. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; Ignyta’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for final results of the ongoing clinical trials of entrectinib or other product candidates, or any future clinical trials of entrectinib or other product candidates, to differ from preliminary or expected results; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the risk that orphan drug exclusivity may not effectively protect a product from competition and that such exclusivity may not be maintained; the potential for the company to fail to maintain the CAP accreditation and CLIA certification of its diagnostic laboratory; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q.

Contacts

Ignyta, Inc.

Jacob Chacko, M.D.

CFO

858-255-5959

jc@ignyta.com

IGNYTA, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2017	2016
Operating expenses:
Research and development	$34,047	$19,781
General and administrative	5,569	5,227

Total operating expenses	39,616	25,008

Loss from operations	(39,616)	(25,008)

Other income (expense):
Interest expense	(812)	(790)
Other income (expense)	268	306

Total other expense, net	(544)	(484)

Net loss	$(40,160)	$(25,492)

Net loss per common share:
Net loss per share - basic and diluted	$(0.96)	$(0.79)

Weighted average shares - basic and diluted	41,728	32,343

IGNYTA, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	March 31, 2017	December 31, 2016
	(unaudited)
ASSETS
Cash and cash equivalents	$32,626	$24,340
Short-term investment securities	71,361	83,637
Other current assets	3,975	3,873

Total current assets	107,962	111,850
Long-term investment securities	4,000	24,983
Property and equipment, net	5,495	6,270
Other long-term assets	1,696	1,811

Total assets	$119,153	$144,914

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$19,479	$13,510
Accrued compensation and benefits	1,542	4,007

Total current liabilities	21,021	17,517
Term debt, net	29,679	29,517
Other long-term liabilities	10,472	3,110

Total liabilities	61,172	50,144
Total stockholders’ equity	57,981	94,770

Total liabilities and stockholders’ equity	$119,153	$144,914